Exhibit 5.1

                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109

July 16, 1997


Object Design, Inc.
25 Mall Road
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Object Design, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 1,500,000 shares (the "Shares") of its Common Stock, par value $0.001 per share (the "Common Stock") issuable pursuant to the Company's 1997 Nonqualified Stock Option Plan (the "Plan").

     In arriving at the opinion expressed below, we have examined and relied upon the following documents:

     (1) the Amended and Restated Certificate of Incorporation of the Company;

     (2) the Amended and Restated By-Laws of the Company;

     (3) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company; and

     (4) the Plan.

In addition, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     Based upon the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and counter-signed, and delivered against due receipt of the exercise price for the Shares as described in the applicable Plans, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                         Very truly yours,

                                                         FOLEY, HOAG & ELIOT LLP

                                                         By:
                                                         -----------------------
                                                               A Partner